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                                                                    Exhibit 23.5

                      [SECURITIES DATA COMPANY LETTERHEAD]

We hereby consent to the use of the information we provided for use in Amendment No. 2 to the Registration Statement (No. 333-74449) relating to the offering of shares of Common Stock by The Goldman Sachs Group, Inc. and to the references to our name in Amendment No. 2 to the Registration Statement, including under the caption "Experts".

Securities Data Company,
A division of Thomson Information Services

/s/ Kenneth J. Seng
  -----------------
Kenneth J. Seng
Director, Account Management
& Client Training

April 13, 1999